EXHIBIT 10.1

EXECUTION COPY

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AGREEMENT AND OMNIBUS AMENDMENT

This Agreement and Omnibus Amendment (this “Omnibus Agreement”) is made as of July 30, 2009, among Buffalo Lake Energy, LLC (“BLE”), Cargill, Incorporated (“CI”) and Cargill Commodity Services, Inc. (“CS” and, together with CI, “Cargill”).

RECITALS

WHEREAS, BLE and Cargill are parties to the Master Agreement, dated September 25, 2006 (the “Master Agreement”);

WHEREAS, BLE and CI are parties to (i) the Ethanol Marketing Agreement, dated as of September 25, 2006 (the “Ethanol Marketing Agreement”), (ii) the Corn Supply Agreement, dated September 25, 2006 (the “Corn Supply Agreement”), (iii) the Distillers Grains Marketing Agreement, dated as of September 25, 2006 (the “DG Agreement”), and (v) the Grain Facility Lease, dated September 25, 2006 (the “BLE Lease”);

WHEREAS, BLE and CS are parties to the Cargill Direct Futures Advisory Agreement, dated as of September 25, 2006 (the “Futures Agreement” and, together with the Master Agreement, the Ethanol Marketing Agreement, the Corn Supply Agreement and the DG Agreement the “Goods and Services Agreements”; and the Goods and Services Agreements together with the BLE Lease, the “BLE-Cargill Agreements” and each, a “BLE-Cargill Agreement”); and

WHEREAS, the Parties wish to set forth their agreement with respect to certain concessions to be made by CI and/or CS under the BLE-Cargill Agreements and to amend certain provisions of certain of the BLE-Cargill Agreements, in each case as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and obligations stated herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BLE and Cargill hereby agree as follows:

SECTION 1
DEFINITIONS

1.1                                 Defined Terms.  Capitalized terms used in this Omnibus Agreement which are defined in the preamble and Recitals will have the meanings given them in the preamble and the Recitals.  Other capitalized terms used in this Omnibus Agreement shall have the meanings given such terms in the BLE-Cargill Agreements.  In addition, the following terms shall have the meanings set forth below:

(a)                                  “Bankruptcy Code”  shall mean the United States Bankruptcy Code as codified at 11 U.S.C. § 101 et seq.

(b)                                 “Business Day” shall mean a day that is a “Business Day” as defined in the Master Agreement and, if such day relates to the determination of any Eurodollar Rate, a day on which dealings in U.S. dollar deposits are carried on in the London interbank Eurodollar market.

(c)                                  “Cargill Working Days” shall have the meaning assigned to such term in the Corn Supply Agreement.

(d)                                 “Concession Effective Date” shall have the meaning assigned to such term in Section 3.5.

(e)                                  “Concessionary Period” shall mean the period from the Concession Effective Date and continuing for a period of twelve (12) consecutive calendar months; provided, that the Concessionary Period shall be deemed terminated on the date BLE and/or PTE receives written notice of such termination from Cargill as contemplated by and in accordance with Section 4.2 hereof or Section 4.2 of the PTE Omnibus Agreement, as applicable.

(f)                                    “Eurodollar Rate” shall mean, with respect to each Interest Period, a rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Cargill from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, for deposits in United States dollars (for delivery on the first day of such Interest Period) for a term of one month (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)).  If for any reason such rate is not available, the term “Eurodollar Rate” shall mean, with respect to each Interest Period, the rate per annum displayed in the Bloomberg Financial Market System (or any successor thereto), at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, as the London interbank offered rate for deposits in United States dollars (for delivery on the first day of such Interest Period) for a term of one month (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)); provided, however, that (x) if such rate for any Interest Period cannot otherwise be determined in accordance with this definition, the term “Eurodollar Rate” shall mean, for such Interest Period, a rate per annum equal to the rate determined by Cargill as a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period for a term of one month, (y) if Cargill in its discretion determines that deposits in United States dollars are not being offered in the London interbank eurodollar market or that, for any other reason, adequate and reasonable means do not exist for ascertaining the “Eurodollar Rate” in accordance with the foregoing clause (x), the “Eurodollar Rate” shall be the higher of (I) the federal funds effective rate, as determined by Cargill, plus 0.50%, and (II) the prime rate, as determined by Cargill, less 1% and (z) all interest shall be computed hereunder on the basis of the actual number of days elapsed in a year of 360 days.

(g)                                 “Interest Periods” shall mean, collectively, the thirty (30) day period commencing on the first date on which Deferred Payment is deferred under a BLE-Cargill Agreement and each subsequent thirty (30) day period until the date of which (i) the Concessionary Period shall have expired and (ii) the full amount of the Deferred Payment shall have been paid to Cargill, and “Interest Period” shall mean any such one-month period.

(h)                                 “Margin” shall mean 3.0%.

(i)                                     “Parties” shall mean, collectively, BLE and Cargill, and “Party” shall mean any of them.

(j)                                     “PTE” shall mean Pioneer Trail Energy, LLC.

(k)                                  “PTE Omnibus Agreement” shall mean the Agreement and Omnibus Amendment, dated as of even date herewith, by and among PTE and Cargill.

SECTION 2

AMENDMENTS TO BLE-CARGILL AGREEMENTS

2.1                                 Amendment to Master Agreement.  BLE and Cargill hereby agree to amend the Master Agreement as follows:

(a)                                  Section 5(b) shall be deleted in its entirety and replaced with the following:

(b) Setoff and Netting in Producer Default Situation.  Cargill is hereby irrevocably authorized at any time and from time to time during which a Producer default or a Producer Event of Default has occurred under any of the Goods and Services Agreements or the Omnibus Agreements has not been cured by Producer within one (1) Business Day after receipt of written notice from Cargill of such Producer default or Producer Event of Default to set-off, recoup and apply any and all amounts due from Cargill to Producer under any of the Goods and Services Agreements, the Omnibus Agreements, or the Related Goods and Services Agreements, whether or not payable, against the Aggregate Exposure of Cargill.  Promptly upon any such set-off, Cargill will provide written notice to the Producer setting forth the amount, source and application of such set-off.  The rights of Cargill under this Section are in addition to other rights and remedies that Cargill has under this Agreement and applicable law.  In the event a Party disputes in good faith whether an amount is due and owing to the other Party, the other Party may set-off against such amount only if the amount in dispute is placed into a mutually agreeable escrow account pending resolution of such dispute in accordance with Section 6.

(b)                                 during the Concessionary Period, Section 5(d) shall be deleted in its entirety and replaced with the following:

(d) Aggregate Exposure of Cargill.  It is the Parties’ intent that at no time during the term of this Master Agreement will the Aggregate Exposure of Cargill exceed the amount owed by Cargill to Producer.  However, if the Aggregate Exposure of Cargill should at any time exceed the amount owed by Cargill to Producer, then Cargill shall be entitled, in its sole discretion, to (i) withhold payments to Producer in an amount equal to the difference between the Aggregate Exposure of Cargill and the amount owed by Cargill to Producer (the “Uncovered Exposure”); (ii) unwind hedge positions, if any, consistent with the terms of the Risk Advisory Agreement and/or the Corn

Advisory Agreement in an amount equal to the Uncovered Exposure; and/or (iii) require Producer to provide a letter of credit or cash deposits acceptable to Cargill as security for the Uncovered Exposure; provided, that a letter of credit shall be deemed acceptable to Cargill if such letter of credit (A) is issued by a financial institution or other Person whose long-term senior unsecured debt is rated at least “A-” by Standard & Poor’s Corporation or “A3” by Moody’s Investors Service, Inc., (B) names Cargill, Incorporated as beneficiary and (C) contains such other terms and provisions as are reasonably satisfactory to Cargill.  Cargill agrees to take such actions as may be reasonably requested by Producer from time to time to terminate or reduce the stated amount of any such letter of credit, and to terminate Cargill’s security interest with respect to any such cash deposits, in each case, to the extent that such reduction or termination does not result in any Uncovered Exposure.

(c) in Section 11(a), the definition of “Aggregate Exposure of Cargill” shall be deleted in its entirety and replaced with the following:

“Aggregate Exposure of Cargill” means, on any day of determination, an amount, if any, equal to (i) the sum of the amounts which would be payable to Cargill if Cargill terminated each of the Goods and Services Agreements, plus (ii) the Related Project Exposure of Cargill, plus (iii) amounts payable (or, during the Concessionary Period, amounts due) to Cargill pursuant to the Grain Facility Lease, less (iv) amounts exclusively and irrevocably available to Cargill under letters of credit or cash deposits acceptable to Cargill.  For clarification purposes, in calculating its exposure, Cargill may mark to market all open cash and futures positions.

(d)                                 the following shall be added to Section 11(a):

“BLE Omnibus Agreement” shall mean the Agreement and Omnibus Amendment, dated as of July 30, 2009, by and among Producer and Cargill.

“Concession Effective Date” shall have the meaning ascribed to such term in the BLE Omnibus Agreement.

“Concessionary Period” shall have the meaning ascribed to such term in the BLE Omnibus Agreement.

“Omnibus Agreements” shall mean, collectively, the BLE Omnibus Agreement and the PTE Omnibus Agreement.

“PTE Omnibus Agreement” shall mean the Agreement and Omnibus Amendment, dated as of July 30, 2009, by and among Pioneer Trail Energy, LLC and Cargill.

“Uncovered Exposure” shall have the meaning ascribed to such term in Section 5(d).

2.2                                 Amendment to Corn Supply Agreement.  BLE and CI hereby agree to amend the Corn Supply Agreement as follows:

(a)                                  Section 13(b)(i) shall be deleted in its entirety and replaced with the following:

(i) Producer shall pay to Cargill the amount set forth in each Invoice no later than by 12:00 noon on the Payment Date (or, with respect to payment of amounts deferred by Producer as contemplated by Section 13(d), the Concessionary Payment Date).  The term “Payment Date” means (x) during the first Contract Year, three (3) business days after the date on which Corn is supplied to the Grain Facility (the “Delivery Date”), (y) during the second contract year, two (2) business days after the Delivery Date, (z) thereafter, one (1) business day after the Delivery Date; provided, that, during the Concessionary Period, the “Payment Date” means [***] business days after the Delivery Date.

(b)                                 in Section 13(b)(ii), in each instance the words “Payment Deadline” appear, such words shall be deleted and replaced with the following: “Payment Date (or, with respect to payment of amounts deferred by Producer as contemplated by Section 13(d), the Concessionary Payment Date).”

(c)                                  the following shall be added as Section 13(d):

(d) Concessionary Period.  Notwithstanding anything herein to the contrary other than in Section 13(e), during the Concessionary Period, Producer may (but shall not be obligated to) defer payment of the amounts described in Section 13(b)(i) until the Concessionary Payment Date (the amount of any such deferred payments, in the aggregate, the “Deferred Corn Supply Payments”).  The term “Concessionary Payment Date” means the date that is [***] Cargill Working Days after the Delivery Date.

(d)                                 the following shall be added as Section 13(e):

(e) Maximum Deferred Corn Supply Payment.  Notwithstanding anything herein to the contrary, Producer shall immediately pay to Cargill on demand any Deferred Corn Supply Payments which, together with any “Deferred Corn Supply Payments” (as such term is defined in the Corn Supply Agreement, dated September 25, 2006, as amended, by and between Pioneer Trail Energy, LLC and Cargill), exceed USD $[***].

2.3                                 Amendment to BLE Lease.  BLE and CI hereby agree to amend the BLE Lease as follows:

(a)                                  in Section 3.01, the words “During the Term” shall be deleted in their entirety and replaced with the words “Subject to Section 3.05, during the Term”.

(b)                                 the following shall be added as Section 3.05:

SECTION 3.05.  Concessionary Period.  Notwithstanding anything herein to the contrary, during the Concessionary Period (as defined in the Agreement and Omnibus Amendment, dated as of July 30, 2009, by and between Landlord and Tenant), Tenant may (but shall not be obligated to) defer payment under Section 3.01 of up to USD $[***] per month (the amounts of such deferred payments, in the aggregate, the “Deferred Rent Payments”) without penalty hereunder (including, for the avoidance of doubt, payment of interest under Section 3.04).  The Deferred Rent Payments shall be paid by Tenant in twenty-four (24) equal monthly installments, with the first such installment to be due and payable on the first day of the calendar month following the expiration or termination of the Concessionary Period, and subsequent installments to be due and payable on the first business day of each calendar month thereafter.

2.4                                 Amendment to Ethanol Marketing Agreement.  BLE and CI hereby agree to amend the Ethanol Marketing Agreement as follows:

(a)                                  the following shall be added as Section 1.5:

1.5  Concessionary Period.  Notwithstanding anything herein to the contrary, during the Concessionary Period, Cargill shall not be obligated to enter into any sales agreement for Producer’s Ethanol with a term that is in excess of forty-five (45) days.

(b)                                 in Section 3.3, immediately following the first parenthetical, the following shall be added: “(excluding any such Contract Year which includes all or any portion of the Concessionary Period)”.

(c)                                  the following shall be added as Section 3.5:

Section 3.5.  Concessionary Period.  Notwithstanding anything herein to the contrary, Cargill agrees to defer the payment of [***] percent [***%] of the Cargill Commission (as such term is described in each of Exhibit A and Exhibit B) that accrues during the Concessionary Period, except the portion thereof equal to [***] (USD $[***]) per gallon of Ethanol sold (the amount of such deferred payments, in the aggregate, the “Deferred Ethanol Commission Payments”).  The Deferred Ethanol Commission Payments shall be paid by Producer in twenty-four (24) equal monthly installments, with the first such installment to be due and payable on the one year anniversary of the Concession Effective Date, and subsequent installments to be due and payable on the first business day of each calendar month thereafter.

(d)                                 on the first page of Exhibit A, in the seventh (7th) line, after the words “Gross Proceeds less Cargill Commission”, the following shall be added “(except any portion of such Cargill Commission that is deferred by Cargill pursuant to Section 3.5)”.

(e)                                  on the first page of Exhibit B, in the sixth (6th) line, after the words “Gross Proceeds less Cargill Commission”, the following shall be added “(except any portion of such Cargill Commission that is deferred pursuant to Section 3.5)”.

2.5                                 Amendment to DG Agreement.  BLE and CI hereby agree to amend the DG Agreement as follows:

(a)                                  the following shall be added as Section 1.5:

1.5  Concessionary Period.  Notwithstanding anything herein to the contrary, during the Concessionary Period, Cargill shall not be obligated to enter into any sales agreement for DG with a term that is in excess of ninety (90) days.

(b)                                 in Section 3.2, immediately following the second parenthetical, the following shall be added: “(excluding any such Contract Year which includes all or any portion of the Concessionary Period)”.

(c)                                  the following shall be added as Section 3.4:

Section 3.4.  Concessionary Period.  Notwithstanding anything herein to the contrary, Cargill agrees to defer the payment of [***] percent [***%] of each of the Cargill Commissions (as such term is described on Exhibit A) that accrues during the Concessionary Period, except the portion thereof equal to (i) with respect to the Cargill Standard Commission, Cargill Non-Standard Commission and Cargill Own Account DDG Commission, [***]% of the F.O.B. Facility Price and (ii) with respect to any other Cargill Commissions, $[***] per ton (such deferred amounts, in the aggregate, the “Deferred DG Commission Payments”).  The Deferred DG Commission Payments shall be paid by Producer in twenty-four (24) equal monthly installments, with the first such installment to be due and payable on the one year anniversary of the Concession Effective Date, and subsequent installments to be due and payable on the first business day of each calendar month thereafter.

(d)                                 Exhibit A shall be deleted in its entirety and replaced with Exhibit A attached hereto.

SECTION 3

CONCESSION TERMS

3.1                                 Deferral Payments.

(a)                                  The Parties agree that, after giving effect to the amendments set forth herein, Deferred Corn Supply Payments (as defined in the Corn Supply Agreement), Deferred Rent Payments (as defined in the BLE Lease), Deferred Ethanol Commission Payments (as defined in the Ethanol Marketing Agreement) and Deferred DG Commission Payments (as defined in the DG Agreement) (such deferred amounts, in the aggregate, the “Deferred Payment”) shall each bear interest at the applicable Eurodollar Rate plus the Margin, during each interest period, from the date such amounts are deferred under the respective BLE-Cargill Agreement until (but excluding) the date such amounts are paid to Cargill.

(b)                                 Within five (5) Cargill Working Days after the end of each calendar month, Cargill will send an invoice electronically to BLE setting forth the amount of any interest that has accrued in respect of the Deferred Payment for such month (“Deferral Interest Invoice”).  Any failure by Cargill to send a Deferral Interest Invoice does not in any way affect the amount of any interest that has accrued in respect of the Deferred Payment for such month.  Within five (5) Cargill Working Days after Cargill’s transmission of the Deferral Interest Invoice, BLE shall pay to Cargill the amount set forth in any such Deferral Interest Invoice for such prior month.

(c)                                  For the avoidance of doubt, notwithstanding anything to the contrary herein or in any of the BLE-Cargill Agreements, BLE shall have the right at any time, and from time to time, to prepay, without premium or penalty hereunder, all or any portion of the Deferred Payment.

3.2                                 Clarification of Setoff Rights.

(a)                                  BLE and Cargill hereby acknowledge and agree that (i) the Goods and Services Agreements, together with this Omnibus Agreement, the PTE Omnibus Agreement and the Goods and Services Agreements (as defined in the PTE Omnibus Agreement) (collectively, the “Cargill Goods and Services Agreements”) constitute and shall be deemed to be a “master netting agreement” and that the Parties, together with PTE shall be deemed to be “master netting participants” within the meaning of, and as such terms are used in, any law applicable to the Parties’ rights herein, including the Bankruptcy Code, and (ii) all nettings, liquidations, and setoffs of the Aggregate Exposure of Cargill (as defined in the Master Agreement and amended hereby) by Cargill against amounts owed to BLE and PTE, as well as all other netting, liquidation, and setoffs effectuated pursuant to the Cargill Goods and Services Agreements will be governed by the following provisions of the Bankruptcy Code in the event of the bankruptcy of either BLE or PTE: (A) Sections 556, 560, 561 and 562; (B) Sections 362(b)(6), (17) and (27); (C) Sections 546(e), (g) and (j); and (D) Section 548(d)(2).

(b)                                 The Parties agree that the setoffs and netting contemplated hereunder arise under swap agreements, forward contracts, master netting agreements or commodity contracts (as applicable) and constitute “settlement payments” as set forth in Sections 101 and 741 of the Bankruptcy Code.  The Parties further intend that the Cargill Goods and Services Agreements and the transactions occurring thereunder constitute “forward contracts,” “commodity contracts,” “master netting agreements,” or “swap agreements” (as applicable), as such terms are defined in the Bankruptcy Code.

(c)                                  With respect to the Cargill Goods and Services Agreements and any transactions thereunder or related thereto that constitute: (i) a “forward contract,” each party thereto constitutes a “forward contract merchant”; (ii) a “commodity contract,” each party thereto constitutes a “commodity broker,” (iii) a “swap agreement,” each party thereto constitutes a “swap participant,” and (iv) a “master netting agreement,” each party thereto constitutes a “master netting agreement participant,” within the meaning of, and as such terms are used in, the Bankruptcy Code or any law applicable to the Parties’ rights herein, whether now or hereafter enacted or made applicable.  The Parties agree that the Cargill Goods and Services Agreements and all of the transactions hereunder and thereunder form a single integrated agreement among the Parties and PTE.  The Parties hereby acknowledge and agree that the BLE-Cargill Agreements and the PTE-Cargill Agreements were negotiated and entered into simultaneously as integrated parts of one unified transaction with a common purpose.  Without limiting the generality of the forgoing, (i) the Parties would not have entered into one of the BLE-Cargill Agreements or one of the PTE-Cargill Agreements without entering into all of the BLE-Cargill Agreements and the PTE-Cargill Agreements (ii) the consideration for such agreements is not separate and distinct, but interrelated and incorporated by reference between all of the BLE-Cargill Agreements and the PTE-Cargill Agreements and (iii) in the event that any of the Parties files a petition under the Bankruptcy Code, the Parties intend that all of the BLE-Cargill Agreements and the PTE-Cargill Agreements will either be assumed or rejected together as one executory contract and unexpired lease under section 365 of the Bankruptcy Code.

3.3                                 Restrictions on Payments.  BLE, PTE and any parent or affiliated company shall not declare or pay any dividend, distribution, or return of capital prior to the expiration of the term of the Concessionary Period.  For the avoidance of doubt, the previous sentence shall not be construed to affect the ability of BLE to make payments of principal and interest in the ordinary course of business to its secured creditors.

3.4                                 Accounting and Audit Rights.  Without limiting the obligations of BLE in the Master Agreement (including, without limitation, Section 10(q) thereof), during the Concessionary Period, (a) BLE shall provide to Cargill copies of all financial statements, financial forecasts, financial models, business plans, material correspondence, and operations reports (“Information”) furnished by BLE or its representatives to its other lenders and trade creditors, (b) BLE shall furnish the Information to Cargill at the same time such Information is furnished to BLE’s other lenders and trade creditors, (c) BLE shall from time to time provide Cargill with such financial information and copies of relevant forbearance and stand-still agreements as Cargill may request and (d) Cargill and its accounting firm shall have the right, from time to time and at Cargill’s expense, to audit BLE’s books, records, and financial statements.

3.5                                 Effectiveness.  This Omnibus Agreement shall become effective on the date on which BLE provides evidence to Cargill that the execution and delivery of this Omnibus Agreement by BLE and Cargill has been consented to in writing by the Financing Parties under the construction, term and working capital credit facility led by BNP Paribas, as administrative agent and by Deutsche Bank Trust Company Americas or any applicable assignee or successor, as collateral agent (such date, the “Concession Effective Date”).

SECTION 4
DEFAULT & REMEDIES

4.1                                 BLE Default.  Each of the following shall constitute an event of default on the part of BLE (a “BLE Event of Default”) under this Omnibus Agreement:

(a)                                  BLE defaults in the due performance of its payment obligations under Section 3.1(b);

(b)                                 A Producer Event of Default occurs under any of the BLE-Cargill Agreements;

(c)                                  BLE defaults in the due performance and observance of any of its obligations hereunder (except its payment obligations under Section 3.1(b);

(d)                                 BLE files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors or has a trustee or receiver appointed for any or all of its assets; and

(e)                                  any “PTE Event of Default” as defined in the PTE Omnibus Agreement.

4.2                                 Remedies.  If a BLE Event of Default occurs for any reason and is continuing, in addition to such other rights and remedies Cargill may have under the BLE-Cargill Agreements, the Omnibus Agreements or applicable law, Cargill may, upon written notice to BLE, terminate the Concessionary Period and exercise all rights and remedies available to it under the BLE-Cargill Agreements and this Omnibus Agreement; provided, that, upon the occurrence of a BLE Event of Default as described in Section 4.1(d), no such notice shall be required to be delivered.  Upon any termination of the Concessionary Period pursuant to this Section 4.2, the full amount of the Deferred Payment, together with any interest that has accrued in respect of the Deferred Payment, shall become immediately due and payable.

SECTION 5
MISCELLANEOUS

5.1                                 Representations and Warranties.  Each of the Parties hereto represents and warrants as to itself that (a) the execution, delivery and performance by such Party of this Omnibus Agreement has been duly and validly authorized by all necessary action and (b) this Omnibus Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

5.2                                 Costs and Expenses.  Without duplication of the obligations of PTE under Section 5.2 of the PTE Omnibus Agreement, BLE agrees to pay or reimburse Cargill for all of its documented out-of-pocket costs and expenses incurred in connection with the preparation and execution of this Omnibus Agreement and any other documents prepared in connection therewith, and the consummation and administration of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to Cargill.

5.3                                 Limited Amendment.  The amendments set forth herein shall be effective only in the specific instances described herein and nothing herein shall be construed to limit or bar any rights or remedies of the Parties to the BLE-Cargill Agreements.  For the avoidance of doubt and without limiting the generality of the foregoing, the Parties agree that no other change, amendment or consent with respect to the terms and provisions of any of the BLE-Cargill Agreements is intended or contemplated hereby (which terms and provisions remain unchanged and in full force and effect other than as expressly set forth herein).

5.4                                 No Amendments.  No amendment of modification of all or any part of this Omnibus Agreement shall be effective unless in writing and signed by each of the Parties.

5.5                                 Counterparts.  This Omnibus Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any Party to this Omnibus Agreement may execute this Omnibus Agreement by signing any such counterpart; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart.

5.6                                 Severability.  Any provision of this Omnibus Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Omnibus Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

5.7                                 Headings.  Headings herein are for convenience only and shall not be relied upon in interpreting or enforcing this Omnibus Agreement.

5.8                                 Choice of Law.  This Omnibus Agreement shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York excluding choice of law principles or such laws which would require the application of the laws of a jurisdiction other than the State of New York.

[The remainder of this page has been intentionally left blank.  The signatures of the parties hereto appear on the next succeeding pages.]

IN WITNESS WHEREOF, the Parties have caused this Omnibus Agreement to be executed by their duly authorized representatives as set forth below.

BUFFALO LAKE ENERGY, LLC

By:
Name:
Title:

CARGILL, INCORPORATED

By:
Name:
Title:

CARGILL COMMODITY SERVICES, INC.

By:
Name:
Title:

EXHIBIT A

Terms relating to payment and commission calculation

Cargill agrees to pay Producer for all Standard-Grade DDG and DDGS loaded into railcars and trucks and weighed at the Facility for shipment to customers an amount equal to (i) the F.O.B. Facility Price (with settlement weights as described in Section 8.4 of the Agreement) less (ii) the Cargill Standard Commission (except any portion of such Cargill Standard Commission that is deferred pursuant to Section 3.4) (such payment amount, the “Initial Price”).  “Cargill Standard Commission” shall mean the greater of (i) three percent (3%) of the F.O.B. Facility Price and (ii) $2.00 per ton.

Cargill agrees to pay Producer for all Non-Standard-Grade DDG and DDGS loaded into railcars and trucks at the Facility and weighed for shipment to customers, an amount equal to (i) the F.O.B. Facility Price for such Non-Standard-Grade DDG [or DDGS] less (ii) the Cargill Non-Standard Commission (except any portion of such Cargill Non-Standard Commission that is deferred pursuant to Section 3.4) (such payment amount, the “Non-Standard Initial Price”).  “Cargill Non-Standard Commission” shall mean the greater of (i) three percent (3%) of the weighted average F.O.B. Facility Price of all Standard-Grade DDG or DDGS sold by Cargill to third parties in a rolling thirty (30) day period preceding the date of Producer’s invoice and (ii) $2.00 per ton.

Cargill agrees to pay Producer for all Standard-Grade and Non-Standard-Grade DWG, MDWG, MDDG, and CDS loaded into railcars and trucks at the Facility and weighed for shipment to customers an amount equal to (i) the F.O.B. Facility Price less (ii) the Cargill DWG Commission (except any portion of such Cargill DWG Commission that is deferred pursuant to Section 3.4).  “Cargill DWG Commission” shall mean $3.00 per ton.

“Accessorial Charges” shall mean charges imposed by third parties for the off-loading, movement and storage of Producer’s DG, including without limitation taxes, tonnage taxes, hard-to-unload truck or railcar charges/transloading charges, bad order railcar repair charges, fuel surcharges, storage charges, demurrage charges, product shrinkage, detention charges, switching, and weighing charges.  Neither Party shall be responsible for demurrage charges caused solely by the negligence or willful misconduct of the other Party.

“Cargill Commissions” shall mean, collectively, the Cargill Standard Commission, the Cargill Non-Standard Commission, the Cargill DWG Commission, the Cargill Own Account DDG Commission and the Cargill Own Account Other Commission.

“Delivered Sale Price” shall mean sales dollars received by Cargill for Producer’s DG, inclusive of tariff freight, as evidenced by Cargill’s invoices to its own customers.

“F.O.B. Facility Price” shall mean the F.O.B. sale price equivalent net of applicable deductions and costs as described in this Agreement, including without limitation Accessorial Charges and Tariff Freight Costs (or, if applicable, the Delivered Sales Price net of applicable deductions and costs as described in this Agreement, including without limitation Accessorial Charges and Tariff Freight Costs) that Cargill invoices its third party customers.

“Tariff Freight Costs” shall mean freight and related costs incurred by Cargill to transport Producer’s DG.

“Standard-Grade” shall mean DG that meet the Specifications set forth in this Agreement.

“Non-Standard-Grade” shall mean DG that fail to meet the Specifications set forth in this Agreement, but which Cargill nonetheless accepts for marketing under this Agreement.   For purposes of illustration only, assume that Cargill purchases ten (10) tons of Standard DG from Producer, and resells said Standard DG to a third-party purchaser at $100/ton (the F.O.B. Facility Price) plus a $50/ton tariff rate charge, resulting in a $1,500 sale invoice to said third party.  Assume also that Cargill incurs and pays $3 per ton in Accessorial Charges.  In such instance, Cargill would pay, or cause to be paid, the freight of $500, and the remaining $1,000 would be split as follows: $970 to the Producer and $30 to Cargill.  Since 3% of $100 equals $3.00 and is greater than the $2.00 per ton minimum flat fee, $3.00 per ton.  Producer shall also promptly reimburse Cargill for $30 in Accessorial Charges.

The Parties acknowledge that Cargill will pay Producer for its DG within thirty (30) days from the date that Cargill invoices each customer for such DG, despite the fact that actual Accessorial Charges and Tariff Freight Costs may not be determined during such timeframe.  Accordingly, Cargill will pay Producer based on the actual Delivered Sales Price less estimated Accessorial Charges and Tariff Freight Costs.  Once the actual Accessorial Charges and Tariff Freight Costs for each shipment are known, Cargill will true-up the difference with Producer based on the actual, as opposed to the estimated, amounts and will provide Producer with reasonable information supporting such amounts.  If the actual Accessorial Charges and Tariff Freight Costs are less than the estimated Accessorial Charges and Tariff Freight Costs, Cargill will remit the difference to Producer.  If the actual Accessorial Charges and Tariff Freight Costs are greater than the estimated Accessorial Charges and Tariff Freight Costs, Producer will remit the difference to Cargill, or Cargill will offset the total amount against other monies due to Producer from Cargill.

Whenever in Cargill’s reasonable judgment it is in the best interests of both Cargill and Producer, Cargill shall be permitted to purchase DG for its own account.  In every such instance, Cargill shall pay for all DDG and DDGS loaded into railcars and trucks and weighed for shipment to customers, an amount equal to (i) the weighted average F.O.B. Facility Price of all DDG and DDGS sold by Cargill to its customers in the week in which Cargill takes delivery for its own account less (ii) the Cargill Own Account DDG Commission (except any portion of such Cargill Own Account DDG Commission that is deferred pursuant to Section 3.4).  Unless the parties may otherwise agree, the “Cargill Own Account DDG Commission” shall mean the greater of (i) three percent (3%) of the weighted average F.O.B. Facility Price and (ii) $2.00 per ton.

With respect to DWG, MDWG, MDDG, and CDS that Cargill purchases for its own account, Cargill shall pay Producer for such material that is loaded into railcars and trucks at the Facility and weighed for shipment to customers an amount equal to (i) the weighted average F.O.B. Facility Price of such DWG, MDWG, MDDG, and CDS sold by Cargill to its customers in the week in which Cargill takes delivery for its own account less (ii) the Cargill Own Account Other Commission (except any portion of such Cargill Own Account Other Commission that is deferred pursuant to Section 3.4).  Unless the parties may otherwise agree, the “Cargill Own Account Other Commission” shall mean $3.00 per ton.